Exhibit 99(e)(8)

CELLTECH CHIROSCIENCE PLC

RULES OF

CELLTECH CHIROSCIENCE

EXECUTIVE SHARE OPTION SCHEME 1999

(approved and adopted by the Company
in general meeting on 22nd July, 1999)

ALLEN & OVERY

London
EP:107727.3

CELLTECH CHIROSCIENCE

EXECUTIVE SHARE OPTION SCHEME 1999

CONTENTS

Rules

1.	Interpretation
2.	Eligibility
3.	Grant of Options
4.	Performance Requirements
5.	Prohibition on Assignment
6.	Limit on Issue of New Shares
7.	limit on Participation by Eligible Employee
8.	Exercise of Option
9.	Lapse of Option
10.	Cessation of Employment - Special Circumstances
11.	Manner of Exercise and Issue or Transfer of Shares
12.	Issue or Reorganisation
13.	Takeover, Reconstruction and Voluntary Winding-Up of the company
14.	Exchange of Options
15.	Administration
16.	Discharge of Option in Cash
17.	Amendment to Scheme Rules and Additional sections
18.	Duration
19.	PAYE and National Insurance Contributions

UK APPROVED SECTION
US SECTION

1.             INTERPRETATION

(1)           The following words and expressions have the following meanings except where the context otherwise requires:-

“A Option”	an option granted under the Scheme designated as such by the Committee;

“B Option”	an option granted under the Scheme designated as such by the Committee;

“Acquisition Price”

the price, as determined by the Committee, at which each Share subject to an Option may be acquired on the exercise of that Option which must not be less than the greater of Market Value of a Share at the Date of Grant and, if the Option relates to unissued Shares, its nominal value.

The Acquisition Price may be varied under Rule 12 (if there is a variation in share capital of the Company) and, if Rule 14 has been applied (if there is an exchange of options following a change of control of the Company or the compulsory purchase of a minority interest), the “Acquisition Price” shall be the price for the acquisition of a share in the company whose shares are subject to Options pursuant to Rule 14;

“Approval”	approval of the UK Approved Section as a share option scheme under Schedule 9 of ICTA 1988;

“Committee”	a duly constituted committee of the board of directors for the time being of the Company;

“Company”	Celltech Chiroscience plc (formerly Celltech plc) registered in England and Wales under No 2159282;

“Control”	has the same meaning as in Section 840 of ICTA 1988;

“Date of Grant”	the date on which an Option is granted under Rule 3;

“Dealing Day”	any day on which Shares may be dealt in accordance with the rules of the London Stock Exchange;

“Eligible Employee”	any person holding Employment, who at the Date of Grant is not within 2 years of his normal retirement date under his contract of employment;

“Employment”	employment as

(a) an employee (other than a director) of any Participating Company, or

(b)           a director of any Participating Company who is required to devote substantially the whole of his working time to the performance of his duties (not being less than 25 hours per week excluding meal breaks);

“Excluded Schemes”	employee share schemes, the issue of Shares under which are ignored for the purposes of calculating the limit set out in Rule 6(1), including:-

(a) the Celltech Group 1993 Unapproved Share Option Scheme;

(b) any other employee share scheme adopted by Celltech plc prior to 1st November, 1993; and

(c) for the avoidance of doubt, any employee share scheme adopted by Chiroscience Group plc;

“Grant Period”	the period of 42 days commencing on the day after any of the following:

(a) the date on which the Company releases its interim or final results for any financial period; or,

(b) the date on which Approval is given by the UK Inland Revenue.

If the Committee considers that there are exceptional circumstances which justify the grant of Options such that the Dealing Days used to determine the Acquisition Price fall outside any of the periods set out above, the Committee may decide for the purpose of that grant that the Grant Period shall be another period;

“Group”	the Company and its Subsidiaries and any Jointly-owned Company;

“Group Remuneration”	at any particular time the higher of:

(a)           an Eligible Employee’s total emoluments expressed as an annual rate payable as at that time (taking into account any bonuses paid within the previous 12 months) but excluding benefits in kind (other than bonuses awarded in the form of Shares);

(b)           an Eligible Employee’s total emoluments, excluding benefits in kind (other than bonuses awarded in the form of Shares), in respect of his employment with the Group attributable to or paid during a period of twelve months selected by the Committee which ends at or at any time within 3 years before that time;

“ICTA 1988”	Income and Corporation Taxes Act 1988;

“Issue or Reorganisation”

any variation in the capital of the Company (or any other company whose shares are scheme shares) arising from or in connection with a capitalisation issue (whether made pursuant to an enhanced scrip dividend arrangement or otherwise) or an offer to the holders of Shares by way of rights or a subdivision, consolidation, reduction or other variation of share capital or a demerger or capital dividend or other event affecting Options;

“Jointly-owned Company”	a company of which not less than 50 per cent, of its ordinary share capital is beneficially owned by the Company and/or any Subsidiary and any company under the control of any such company;

“London Stock Exchange”	London Stock Exchange Limited or any successor body carrying on the business of the London Stock Exchange Limited;

“Market Value”	an amount equal to the middle market quotation of a Share on the dealing day immediately preceding the Date of Grant or, if the Committee so decides, the average for the three Dealing Days immediately preceding the Date of Grant as ascertained from the Daily Official List of the London Stock Exchange;

“Option”	a right to acquire Shares under the Scheme;

“Participant”	any individual who has been granted an Option including, if relevant, his legal personal representatives;

“Participating Company”	any company within the Group;

“Roll-over Option”	an Option granted pursuant to the 1993 Unapproved Option Section;

“Scheme”	the Celltech Chiroscience Executive Share Option Scheme 1999, as from time to time amended in accordance with the rules;

“Share”	an ordinary share in the capital of the Company or, if Rule 14 has been applied, the company whose shares are scheme shares;

“Subsidiary”	a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

“UK Approved Section”	the section of the Scheme which is approved by the UK Inland Revenue as a share option scheme under Schedule 9 of ICTA 1988;

“US Section”	the section of the Scheme applying to Options granted to persons resident within United States of America;

“Year”

for the purposes of Rules 6 and 7, “Year” shall mean each financial period of twelve months of the Company. If any financial period of the Company is materially longer or shorter than 12 months the limits shall be applied with appropriate adjustments;

“1993 Unapproved Option Section”	the section of the Scheme under which the Committee may grant Options to replace Options granted under the Celltech Group 1993 Unapproved Share Option Scheme.

(2)                                  Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

(3)                                  Any reference, express or implied, to an enactment includes references to:

(a)                                  that enactment as amended, extended or applied by or under any other enactment; and

(b)                                 any enactment which that enactment re-enacts (with or without modification).

2.             ELIGIBILITY

No person is entitled as of right to participate in the Scheme. The Committee may decide from time to time which Eligible Employees may participate and the extent of the participation.

3.             GRANT OF OPTIONS

(1)                                  The Committee may adopt any procedure for granting or procuring the grant of Options to Eligible Employees. The form for the time being of any Option certificate or other document shall be determined by the Committee.

(2)                                  Options granted to Eligible Employees chosen to participate shall be granted by deed. A single deed of grant may be executed in favour of any number of Eligible Employees.

(3)                                  The Date of Grant of an Option shall be the day on which the deed granting the Option is executed.

(4)                                  A Participant may, with the consent of the Committee or, if the Company has procured the grant of an Option, with the consent of the person who has granted the Option, renounce the Option, in whole or in part, within 30 days of the Date of Grant and, to the extent renounced, the Option shall be treated as if it had never been granted.

(5)                                  The Date of Grant must be chosen so that each Dealing Day used to determine the Acquisition Price lies within a Grant Period.

(6)                                  The Company may retain any deed of grant and shall retain the deed if it is executed in favour of more than one Eligible Employee. Any deed of grant retained by the Company may be inspected by any Participant who is entitled under it.

(7)                                  As soon as practicable after an Option has been granted, an Option certificate or, in the case of a deed of grant executed in favour of one person only and if the Company so decides, the deed of grant, shall be sent to the Participant.

(8)                                  An Option shall constitute a contract between the Company or, if the Company has procured the grant of an Option, the person who has granted the Option, and the Participant incorporating the provisions of the Scheme so far as relevant.

4.             PERFORMANCE REQUIREMENTS

(1)                                  Each Option shall be granted subject to a performance requirement, the attainment of which shall normally be a condition precedent to the exercise of the Option. The Committee may impose such other additional terms and conditions as they consider appropriate.

(2)                                  On the occurrence of an event which is, in the opinion of the Committee, exceptional and which causes the Committee to determine that all or any of the terms of the performance requirements (or any other additional terms and conditions attached to the Option) are no longer appropriate, the Committee may vary all or any of such performance requirements, or, as the case may be, any additional terms and conditions.

(3)                                  Any performance requirement(s) shall be deemed to be waived if:

(i)                                     the Participant ceases to be in Employment by reason of death, redundancy, injury, disability or the transfer or sale of the undertaking or part of the undertaking in which he is employed to a person who is not within the Group; or

(ii)                                  the Participating Company by which he is employed ceases to be within the Group; or

(iii)                               the Committee uses its discretions to allow the performance requirements to be waived pursuant to Rule 13 or Rule 14.

5.             PROHIBITION ON ASSIGNMENT

Except in the case of the death of the Participant, no Option granted under the Scheme may be transferred, assigned, charged or otherwise alienated.

6.             LIMIT ON ISSUE OF NEW SHARES

(1)           10% in 10 year Limit

The total number of unissued Shares in respect of which Options may be granted under the Scheme in any Year should not, when aggregated with the number of Shares issued or capable of issue pursuant to options granted under the Scheme and any other employee share scheme established by the Company during that and the previous 9 Years other than pursuant to Roll-over Options or Excluded Schemes, exceed 10% of the ordinary share capital of the Company in issue at the end of that Year.

(2)           For the purpose of the limit contained in this Rule:

(a)                                  Shares under any option which has been released or cancelled or has lapsed without being exercised shall be ignored;

(b)                                 the number of Shares, if any, issued prior to the time at which such limits are applied shall be adjusted in such manner as the Committee shall consider to be appropriate in the event of an Issue or Reorganisation taking place after the issue of the Shares in question and prior to the time at which such limits are applied;

(c)                                  to the extent that the Committee considers that the exercise of Options can be satisfied by the transfer of Shares already in issue those Options shall not be treated as granted over unissued Shares;

(d)                                 nothing which takes place after the grant of an Option shall require that Option to be treated as in breach of this Rule.

7.             LIMIT ON PARTICIPATION BY ELIGIBLE EMPLOYEE

(1)                                  No Eligible Employee shall be granted A Options which would, at the time they are granted, cause the aggregate Market Value of Shares which he may acquire in pursuance of A Options granted to him under this Scheme in the Year in which they are granted to exceed one times his Group Remuneration.

(2)                                  Except in special circumstances as determined by the Committee, no Eligible Employee shall be granted Options which would, at the time they are granted, cause the aggregate Market Value of Shares which he may acquire in pursuance of Options (other than in pursuance of Roll-over Options) granted to him under this Scheme in the Year in which they are granted to exceed one and a half times his Group Remuneration.

(3)                                  Where Group Remuneration is made otherwise than in Sterling, the Group Remuneration shall be treated as being of the amount of £ sterling ascertained by applying such rate of exchange published in a national newspaper as the Committee shall reasonably determine.

8.             EXERCISE OF OPTION

(1)                                  An Option shall be capable of being exercised, unless the Option has lapsed, or unless the performance condition or any additional terms and conditions under Rule 4 need to be and have not yet been satisfied at any time, following the earliest of:

(a)                                  the third anniversary of the Date of Grant;

(b)                                 the Participant ceasing to be in Employment by reason of redundancy, retirement at any age at which the Participant is bound to retire in accordance with the terms of his contract of employment, injury or disability;

(c)                                  the Participant ceasing to be in Employment by reason of the Participating Company by which he is employed ceasing to be within the Group or by reason of the transfer or sale of the undertaking or part of the undertaking in which he is employed to a person who is not within the Group;

(d)                                 the occurrence of the circumstances permitting the exercise of Options specified in Rule 13 (change in Control of the Company, scheme of arrangement or voluntary winding-up of the Company).

(2)                                  An Option shall, unless the Option has lapsed, be capable of being exercised following the Participant’s death.

(3)                                  An Option may only be exercised if the performance condition (or other additional terms of conditions) to which it is subject under Rule 4 has been satisfied, unless it is deemed to be waived as specified in Rule 4(3).

9,             LAPSE OF OPTION

(1)                                  Unless provided otherwise elsewhere in the Rules, an Option shall lapse to the extent that it has not been exercised (whether or not it became exercisable) by the earliest of:

(a)                                  the tenth anniversary of the Date of Grant;

(b)                                 the expiry of six months from the date on which the Participant ceases to be in Employment by reason of retirement at any age which the Participant is bound to retire in accordance with the terms of his contract of employment, redundancy, injury or disability;

(c)                                  the expiry of six months from the date on which the Participant ceases to be in Employment by reason of the Participating Company by which he is employed ceasing to be within the Group or the transfer or sale of the undertaking or part of the undertaking in which he is employed to a person who is not within the Group;

(d)                                 the expiry of the period referred to in Rule 13(3) (compulsory purchase) or, if appropriate, 13(4) (schemes of arrangement) or 13(5) (voluntary winding up);

(e)                                  the date on which the Participant ceases to be in Employment in any circumstances other than death and those referred to in sub-paragraphs (b) or (c) of this paragraph. A female Participant will not be treated as ceasing to be in Employment if she is entitled to exercise and subsequently does exercise the statutory right (or any corresponding contractual right) to resume Employment after an absence due to pregnancy or confinement except where she has given notice that she does not wish to return to Employment following her pregnancy or confinement;

(f)                                    the date on which a Participant enters into a composition with his creditors in satisfaction of his debts or a bankruptcy order is made against him.

(2)                                  If a Participant dies at any time when his Option is outstanding whether or not it is then capable of being exercised, the Option shall be and remain capable of exereise until the expiry of twelve months from the date of his death or earlier if the end of a period specified in Rule 13 takes place and it is specified in that Rule that Options will then lapse.

(3)                                  An Option shall not lapse by virtue of this Rule if the occasion for lapse falls in a period when the Option is capable of being exercised under Rule 13 (change in Control of the Company or voluntary winding-up of the Company) but the Option shall lapse on the expiry of that period.

10.          CESSATION OF EMPLOYMENT - SPECIAL CIRCUMSTANCES

(1)                                  If a Participant ceases to be in Employment, whether or not before the third anniversary of the Date of Grant, in circumstances in which his Option is not exercisable under Rule 8 and/or would otherwise lapse under Rule 9, the Committee may, in its absolute discretion before the expiry of three months after the cessation of Employment, permit his Option to be exercisable in whole or in part during such period as it decides. If the performance condition imposed under Rule 4 has not been achieved, the Committee may only permit an Option to be exercisable having due regard to how far the Company has achieved any performance requirement set under Rule 4(1) above over the period (shortened, if relevant) since the Option was granted.

(2)                                  If an Option would lapse at the end of any period specified in Rule 9 following the cessation of the Participant’s Employment the Committee may, before the expiry of three months prior to the end of that period, defer the lapse of his Option until the end of such longer period as it may determine not exceeding a period which expires three years and six months after the Date of Grant or, if later, the last occasion on which the Participant exercised an Option prior to the cessation of his Employment.

(3)                                  If a Participant ceases to be in Employment but continues to provide services to the Group on a part-time basis as an employee or a director or on a self-employed basis the Committee may determine that his Option shall neither become exercisable nor lapse by virtue of such cessation and that Rules 8 to 10 shall apply when he subsequently ceases to provide services to the Group, or in such other circumstances as the Committee may determine with such modifications as are necessary.

11.          MANNER OF EXERCISE AND ISSUE OR TRANSFER OF SHARES

(1)                                  An Option may be exercised by the Participant giving notice of exercise in a form approved by the Committee to the Company or, if the Company has procured the grant of an Option, to the person who has granted the Option (or as that person may direct) accompanied by the relevant option certificate or deed of grant and payment of the total Acquisition Price of the Shares in respect of which the Option is exercised.

(2)                                  An Option may be exercised in whole or in part and, in the event of an Option being exercised in part the Committee or, if the Company has procured the grant of an Option, the person who has granted the Option may call in or cancel any outstanding option certificate or deed of grant and furnish the Participant with details of the date on which the Option was last exercised and the number of Shares outstanding under the Option. The Committee may determine that the Option may only be exercised in respect of a reasonable minimum number of Shares and/or in respect of a multiple of any round number of Shares, or in respect of the balance of Shares outstanding in the Option.

(3)                                  Shares in respect of which the Option has been exercised shall be allotted or transferred within 30 days of the date of exercise.

(4)                                  The allotment or transfer of Shares under the Scheme is subject to obtaining any approval or consent required under the Listing Rules of the London Stock Exchange, the City Code on Takeovers and Mergers, or of any applicable regulations or enactment.

(5)                                  Shares issued under the Scheme will rank pari passu in all respects with issued Shares of the same class. However, they will not be entitled to any rights attaching to Shares by reference to a record date prior to the date of exercise of the Option.

(6)                                  If Shares are listed on the London Stock Exchange, the Company shall apply to the London Stock Exchange for Shares issued under the Scheme to be admitted to the Official List (unless listing has already been granted).

12.          ISSUE OR REORGANISATION

(1)           In the event of any Issue or Reorganisation:

(a)                                  the number of Shares comprised in an Option; and/or

(b)                                 the Acquisition Price under an Option

may be adjusted in such manner as the Committee decides.

(2)                                  If an Option relates to unissued Shares an adjustment under paragraph (1) above may reduce or further reduce the Acquisition Price below the nominal value of a Share if:

(a)                                  a part of the reserves of the Company equal to the difference between the adjusted Acquisition Price and the nominal value of the Shares concerned (“Relevant Amount”) is capitalised when the Option is exercised so as to pay up the Relevant Amount; and

(b)                                 the Company has sufficient reserves available.

(3)                                  The Committee or, if the Company has procured the grant of an Option, the person who has granted the Option shall notify Participants of any adjustments made under this Rule 12 and may call in, cancel, endorse, issue or reissue any option certificate or deed of grant following an adjustment.

13.                               TAKEOVER, RECONSTRUCTION AND VOLUNTARY WINDING-UP OF THE COMPANY

(1)           If:

(a)                                  a general offer is made to acquire the whole of the issued ordinary share capital of the Company (or such part thereof as is not at the time owned by the offeror or any company controlled by the offerer and/or persons acting in concert with the offeror) and after the announcement of the general offer the offerer (and any such companies and/or persons) acquires Control of the Company; or

(b)                                 a general offer is made to acquire the whole of the issued ordinary share capital of the Company (or such part thereof as aforesaid) by any person who (together with any company controlled by such person and/or persons acting in concert with him) has Control of the Company; or

(c)                                  any person (such expression to include any person or persons acting in concert) obtains Control of the Company without making a general offer a Participant may, subject to the provisions of Rule 13(3) (lapse of Options on compulsory purchase of minority interest), be entitled to exercise his Option at any time during the period of six months following, in the case of paragraphs (a) and (c) above, the date of the acquisition of Control and, in the case of paragraph (b) above, the date on which the offer is made or, if the offer was conditional, the later date on which the offer becomes unconditional provided that any performance requirements set under Rule 4 (as adjusted by the Committee to take into account the shortened performance period) have been met by such date or if the Committee determines in its absolute discretion that such performance requirements should be waived in any event.

(2)                                  The Company shall use its best endeavours to procure that if a Participant is allotted Shares pursuant to the exercise of Options in accordance with Rule 13(1) then if such Shares were not the subject of the said general offer the offerer shall make an offer to acquire from the Participant his Shares upon the same terms as Shares of the same class were acquired under the general offer.

(3)                                  If any person becomes entitled to give a notice under Sections 428 to 430F of the Companies Act 1985 to acquire any Shares (or would be so entitled but for the fact that there were no dissenting shareholders) the Committee shall forthwith notify each Participant thereof. A Participant may exercise his Option at any time during the period of one month following such notification to the extent permissible pursuant to Rule 13(1) following which all unexercised Options will lapse.

(4)                                  If pursuant to a scheme of arrangement between the Company and its shareholders under Section 425 of the Companies Act 1985 any company obtains Control of the Company, Options will become exercisable for a period of six months from the date the scheme of arrangement becomes effective, provided that any performance requirements set under Rule 4 (as adjusted by the Committee to take into account the shortened performance period) have been met by such date or if the Committee determines in its absolute discretion that such performance requirements should be waived in any event.

(5)                                  If a resolution for a members’ voluntary winding up of the Company is passed, a Participant may exercise his Option within three months of the date of the resolution, provided that any performance requirements set under Rule 4 (as adjusted by the Committee to take into account the shortened performance period) have been met by such date or if the Committee determines in its absolute discretion that such performance requirements should be waived in any event.

(6)                                  For the purposes of this Rule 13 and Rule 14, the Committee will be the Committee before the date of the acquisition of Control and, in the case of Rule 13(b), the date on which the offer is made or, if the offer was conditional, the later date on which the offer was unconditional.

14.          EXCHANGE OF OPTIONS

If any company (the “acquiring company”):

(a)                                  obtains Control of the Company as a result of making:

(i)                                     a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)                                  a general offer to acquire all the shares in the Company which are of the same class as the scheme shares; or

(b)                                 obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 (schemes of arrangement); or

(c)                                  becomes bound or entitled to acquire Shares under sections 428 to 430F of the said Act of 1985 (compulsory purchase of minority interest)

any Participant may at any time within the appropriate period, by agreement with the acquiring company, release his Option (“old rights”) in consideration of the grant to him of rights (“new rights”) which are equivalent to his Option but relate to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9 of ICTA) (companies which control the acquiring company or are consortium companies). “The appropriate period” and “equivalent” have the same meaning as in paragraph 15 of Schedule 9 of ICTA. The Committee will decide whether it is appropriate for any equivalent performance conditions to apply in relation to the new rights or whether no performance conditions should apply to the new rights.

The new rights shall for the purposes of the Scheme be treated as having been granted at the time when the old rights were granted and references to Shares shall, in relation to the new rights, be taken as references to the shares of the company whose shares are scheme shares. References to the Company shall be taken to be references to the company whose shares are scheme shares for the purpose of Rules 8, 9, 11, 12, 13, 14, 15(3) and 15(4), but in relation to the definition of “Participating Company” shall continue to be references to Celltech Chiroscience plc. The new rights shall not lapse as a result of the operation of Rule 13(3) (compulsory purchase of minority interest in the share capital of the Company) following the event permitting the grant of such new rights.

15.          ADMINISTRATION

(1)                                  The Scheme shall be administered by the Committee whose decision on any matter concerning the Scheme shall be final and binding.

(2)                                  The cost of establishing and operating the Scheme (including but not limited to stamp duty stamp duty reserve tax and any other costs relating to the issue or transfer of Shares upon the exercise of Options) shall be borne by the Company.

(3)                                  The Company shall use reasonable endeavours to ensure that there are sufficient authorised and unissued Shares available to be issued to Participants to satisfy outstanding Options except to the extent that the Committee is satisfied that the Shares already in issue are or will be available to be transferred to satisfy outstanding Options.

(4)                                  All notices under the Scheme shall be in writing. Any notice or other document to be served under the Scheme may be delivered or (if within the United Kingdom) sent by first class post, recorded delivery post or facsimile process, and if to the Company or to a Participating Company to their respective registered offices for the time being, and if to a Participant, to the Participant at the address which he shall give to the Company for the purpose, or failing any such address to his last known place of abode.

(5)           Any notice or document shall be deemed to have been served:

(a)                                  if delivered, at the time of delivery; or

(b)                                 if posted, at 10.00 a.m. on the second business day after it was put into the post; or

(c)                                  if sent by facsimile process, at the time of despatch.

(6)                                  In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed, prepaid and posted or that the facsimile message was properly addressed and despatched as the case may be.

(7)                                  Participation in the Scheme is a matter separate from any contract of employment and any benefit conferred by the Scheme shall not be counted for pension or any other purpose.

(8)                                  A Participant shall have no entitlement by way of compensation or damages resulting from the termination of the office or employment by virtue of which he is or may be eligible to participate in, or to exercise Options under, the Scheme for the loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether the compensation is claimed for wrongful dismissal or otherwise.

(9)                                  The Scheme is intended to operate on a worldwide basis and, accordingly, the Committee may adopt any rate of exchange for converting any currency into any other currency as it shall decide at any time and from time to time for any purpose in connection with the Scheme.

16.          DISCHARGE OF OPTION IN CASH

If a Participant gives a notice of exercise of an Option the Committee may (if the Option relates to unissued Shares) in lieu of allotting shares in accordance with Rule 11 pay to, or procure payment to, the Participant of a cash sum equal to the amount by which the value of the Shares for which the notice of exercise was given (calculated as the average of the middle market prices on the London Stock Exchange for the three dealing days prior to the date of exercise or, if the Shares are not listed, on such other basis as the Committee determines) exceeds the aggregate Acquisition Price of those Shares. If payment is made pursuant to this clause to a Participant he shall have no further rights in respect of the Shares for which the notice of exercise was given. Any Participating Company may deduct any tax or social security contributions for which it is liable and may withhold any tax or social security contributions required to be withheld by it.

17.          AMENDMENT TO SCHEME RULES AND ADDITIONAL SECTIONS

(1)                                  Subject to paragraph (3) and (4) below the Committee may by resolution at any time amend the rules in any respect.

(2)                                  The Committee may adopt additional sections of the Scheme applicable in any jurisdiction under which Options may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, regulations or practice which may apply to the Participant, Company or any Participating Company. Any additional section must conform to the basic principles of the Scheme and must not enlarge to the benefit of Participants the limits in Rule 6 (issue of new Shares) and Rule 7 (individual limit).

(3)                                  No amendment shall be made under paragraph (1) which would abrogate or materially affect adversely the subsisting rights of a Participant unless it is made with his written consent or by a resolution passed as if the Options constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 1985 relating to class meetings applied to that class mutatis mutandis.

(4)                                  No amendment to the advantage of Participants or Eligible Employees (except for an amendment which could be included in an additional section adopted under paragraph (2)) may be made to:

(a)                                  the persons to whom Options may be granted under the Scheme;

(b)                                 the limitations on the number of Shares which may be issued under the Scheme;

(c)                                  the individual limits on participation for each Participant in the Scheme;

(d)                                 the principal terms of the Options and the Shares;

(e)                                  the determination of the Acquisition Price;

(f)                                    the rights of Participants in the event of an Issue or Reorganisation;

(g)                                 the terms of this Rule 17(4);

without the approval by ordinary resolution of the Company in general meeting except in the case of a minor amendment to benefit the administration of this Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Scheme, the Company, or any member of the Group or in accordance with paragraph 16 of the UK Section.

18.          DURATION

No Options may be granted under the Scheme more than ten years after its adoption. The Committee may at any time terminate the Scheme and no further Options will be granted after that date, but Options granted before that date will continue to be valid and exercisable in accordance with these Rules.

19.          PAYE AND NATIONAL INSURANCE CONTRIBUTIONS

(1)                                  Each Option granted under this Scheme is subject to the condition that an exercise of the Option shall not be valid unless the Participant has, in addition to complying with the other requirements of this Scheme, paid or procured the payment to the member of the Group which is his employer, or otherwise provided for (in a manner satisfactory to that member of the Group), an amount equal to the income tax and/or primary Class 1 National Insurance Contributions (if appropriate) which any member of the Group may be required to pay by reason of that exercise.

(2)                                  Without limitation to (1) above, the Company, any member of the Group which is a Participant’s employer or the trustees of any employee benefit trust may withhold any amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of the grant, exercise or cancellation of Options (or otherwise from benefits delivered under this Scheme). These arrangements may include the sale of any shares on behalf of a Participant, unless the Participant discharges the liability himself.

CELLTECH CHIROSCIENCE
EXECUTIVE SHARE OPTION SCHEME 1999

UK APPROVED SECTION

INLAND REVENUE REFERENCE: X 20248

1.                                      This Section constitutes the Inland Revenue approved part of the Celltech Chiroscience Executive Share Option Scheme 1999 and incorporates all the rules of the Scheme as set above, but modified in accordance with this Section.

2.                                      Words and expressions not otherwise defined shall have the same meanings as in Schedule 9 to the ICTA 1988, if consistent with the context.

3.                                      In Rule 1(1), at the end of the definition of “Grant Period” add: “provided that no Option may be granted under the UK Approved Section until Approval has been obtained.”

4.                                      In Rule 1(1), in the definition of “Issue or Reorganisation”, delete the words “or a demerger or capital dividend”.

5.                                      In Rule 1(1) at the end of the definition of “Subsidiary” add: “and which is under the Control of the Company” and at the end of the definition of “Share” add; “which satisfies the conditions of paragraph 10 to 14 of Schedule 9 to ICTA” and at the end of the definition of “Jointly-owned Company” add; “which, in such case, the Board of the Inland Revenue has for the time being agreed may be a Participating Company in the Scheme”.

6.                                      An Eligible Employee shall not be granted an Option if he is precluded from participating in the Scheme by paragraph 8 of Schedule 9 of ICTA (persons precluded are those with a material interest in a close company*).

7.                                      The performance requirements, and any additional terms and conditions, under Rule 4 of the Scheme shall be objective and require the prior approval of the Inland Revenue. Any altered or waived terms of the performance requirement or the imposition of a new performance requirement shall be no more difficult to satisfy. In exercising any discretion under Rule 4, the Committee shall act fairly and reasonably. Rule 4(2) shall be amended by the deletion of the words “which is, in the opinion of the Committee, exceptional and”.

8.                                      Rule 4(3) shall be amended by the deletion of sub-rule 4(3)(iii) and its replacement by following sub-rule 4(3)(iii);

“(iii) Rule 13 or Rule 14 applies”.

9.                                      No person shall be granted an Option under the UK Approved Section which would cause the aggregate market value (at the time the Option is obtained) of the shares which he may acquire in pursuance of rights obtained under the UK Approved Section or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 9 to ICTA and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed £30,000.

*              the Company is not a close company

10.                               A Participant shall not be eligible to exercise an Option at any time when he is not eligible to participate in the Plan by virtue of paragraph 8 of Schedule 9 to ICTA (i.e. when he has a material interest in a close company* ).

11.                               An Option shall lapse, to the extent not previously exercised, 12 months after the date of the Participant’s death.

12.                               The Committee may defer the lapse of any Option so as to permit it to be exercised within a period of three years and six months after the Participant last exercised an Option in circumstances qualifying for relief from income tax under section 185(3), ICTA, but not later than one year after his death.

13.                               Rule 10(3) shall not apply where a Participant ceases to be in Employment by reason of retirement at any age at which the Participant is bound to retire in accordance with the terms of his contract of employment or by reason of redundancy, injury or disability. Rule 10(3) will also be amended by the deletion of the words “or on a self employed basis” in line 2.

14.                               Any reasonable minimum number of Shares specified for the purpose of Rule 11(2) must be stated at the Date of Grant.

15.                               The prior approval of the Inland Revenue is required before any adjustment under Rule 12 becomes effective.

16.                               Rule 13(1), 13(4) and 13(5) will be amended by the deletion of the words:

“provided that any performance requirements set under Rule 4 (as adjusted by the Committee to take into account the shortened performance period) have been met by such date or if the Committee determines in its absolute discretion that such performance requirements should be waived in any event.”

17.                               Rule 14 shall be amended by the deletion of the words “the Committee will decide whether it is appropriate for any equivalent performance conditions to apply in relation to the new rights or whether no performance conditions shall apply to the new rights”.

18.                               Rule 16 (discharge of Option in cash) shall not apply.

19.                               No amendment under Rule 17 made when the UK Approved Section is approved under Schedule 9 ICTA shall have effect unless the Inland Revenue has approved the amendment.

20.                               The Committee need not obtain the approval of the Company in general meeting for any minor changes which are necessary or desirable in order to maintain Inland Revenue approval of the Scheme under Schedule 9 ICTA or any other enactment.

CELLTECH CHIROSCIENCE
EXECUTIVE SHARE OPTION SCHEME 1999

US SECTION

1.                                       This Section shall operate in the United States of America with the following modifications (as modified, the United States application of the Scheme shall hereinafter be referred to as the “Plan”).

2.                                       Options and Stock Appreciation Rights under the Plan may be granted during the period prior to the expiry of the Grant Period for any financial period and Options may be either “Incentive Stock Options” (“ISOs”) or “non-qualified stock options”. The Committee shall have the sole authority and discretion as to whether and to whom to grant either type of Option or a Stock Appreciation Right; provided, however, that the terms of each Option shall specify clearly whether the type of Option being granted is intended to be an ISO. Notwithstanding any other provision hereof, Eligible Employees for the purposes of the grant of ISOs are key employees of any United States Subsidiary in the Group, within the meaning of Code Section 424(f), or any entity which would be a Parent, within the meaning of Code Section 424(e) (a “Parent”).

3.                                       Notwithstanding the limit contained in Rule 6, the maximum aggregate number of Shares with respect to which there may be a grant of “incentive stock options”, within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (“Code”), is 7,568,800 Shares (representing approximately 5% of the issued ordinary share capital of the Company following full acceptance of the Merger Offer and exercise of options outstanding under the Chiroscience Share Option Schemes) and the maximum aggregate number of Shares with respect to which there may be a grant of Options, including ISOs, and Stock Appreciation Rights is also 7,568,800 Shares. To the extent that any ISO is disqualified and no longer an ISO, the number of Shares underlying the Option shall continue to count against the aggregate limit of 7,568,800 Shares. If any Option or Stock Appreciation Right expires, terminates or is cancelled for any reason without having been exercised in full, the number of Shares underlying such unexercised Option or Stock Appreciation Rights shall again be available for purposes of awards to be measured against the foregoing limitations. If a Tandem Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the aggregate Share limit. The limits set forth in this paragraph 2 shall be subject to adjustment in accordance with Rule 12. In this paragraph, the Merger Offer is the recommended offer by Flemings on behalf of the Company for the ordinary share capital of Chiroscience Group plc made on 6th July, 1999, or any subsequent variation, extension or renewal of such Merger Offer.

4.                                       The Company and any Participating Company may delay transfer of Shares to a Participant until adequate provision has been made for the payment of any applicable income and employment taxes (either currently or upon the subsequent occurrence of a “disqualifying disposition” within the meaning of Section 422 of the Code), including, but not limited to, delaying the transfer of Shares unless payment has been received from the Participant in the amount of any required withholding and may make, without limitation, any required withholding from amounts to be paid with regard to Stock Appreciation Rights.

5.                                       If a Participant exercises an Option, other than an ISO, the Committee may in lieu of allotting or procuring the transfer of shares in accordance with Rule 11 pay to the Participant a cash sum equal to the amount by which the value of the total number of Shares for which the notice of exercise was given or such lesser number as the Committee may determine (calculated as the average of the middle market quotations on The London Stock Exchange for the three dealing days prior to the date of exercise or, if the Shares are not listed, on such other basis as the Committee determines) exceeds the aggregate Acquisition Price of such Shares. If payment is made pursuant to this clause to a Participant he shall have no further rights in respect of that number of Shares taken into account by the Committee in calculating the payment. The Committee shall allot or procure the transfer of shares in accordance with Rule 11 in respect of the balance (if any) of the Shares subject to the Option exercised by the Participant.

6.                                       The number and identity of Eligible Employees shall be limited by the Committee so that the Plan and any Options or Stock Appreciation Rights granted and Shares issuable or transferable thereunder shall comply with applicable law (including, but not limited to, the securities laws of the United States or any State thereof).

7.                                       All Options or Stock Appreciation Rights granted under the Plan shall be evidenced by instrument(s) in such form or forms as may from time to time be approved by the Committee which, among other things, shall set forth the terms and conditions upon which a Participant may exercise such Option or Stock Appreciation Rights and the form of payment to experience the Options, including, but not limited to, whether such payment may be made in cash or previously acquired Shares.

8.                                       The Committee shall (i) administer the Plan, (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of the Plan, and (iii) make such determinations under, such interpretations of, and take such steps in connection with, the Plan, Options or Stock Appreciation Rights as it may deem necessary or advisable.

9.                                       If transactions in Shares of the Company become subject to Section 16(b) of the United States Securities Exchange Act of 1934 (“Exchange Act”), the Committee may take such reasonable action as may be necessary to ensure that transactions under the Plan are exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, as then in effect, or such other applicable rule or rules of the United States Securities and Exchange Commission as may be then in effect.

10.                                 If the Company becomes subject to Code Section 162(m), the Committee may take such reasonable action as may be necessary to ensure that transactions under the Plan satisfy the exemption for performance based compensation under such Code Section.

11.                                 The following provisions shall apply if any Option is granted on terms that it shall qualify as an ISO:

(a)                                  To the extent the aggregate fair market value (determined as of the Date of Grant) of the Shares underlying one or more Options that are first exercisable in any calendar year that are ISOs under this and all other incentive stock option plans of the Company and its Subsidiaries and any Parent exceed the Sterling equivalent US$ 100,000, such excess Options shall no longer be treated as ISOs. To satisfy the foregoing limits, Options may be granted on a time vesting basis.

(b)                                 The Acquisition Price of the Shares covered by each such Option shall not be less than the higher of the Acquisition Price determined in accordance with the provisions of the Scheme and 100% of the fair market value (within the meaning of Code

Section 422) of such Shares on the Date of Grant, provided that if such Participant owns at the Date of Grant stock possessing more than 10 percent of the total combined voting stock of all classes of stock of the Company or any Parent or Subsidiary (a “10 Percent Stockholder”) the Acquisition Price shall be at least 110% of the fair market value (within the meaning of Code Section 422) of such Shares on the Date of Grant.

(c)                                  Such Option may not be exercisable more than 10 years (5 years in the case of a 10 Percent Stockholder) after the Date of Grant and no Option may be granted under the Plan more than 10 years after the Plan’s date of adoption or, if earlier, the date the Plan is approved by the stockholders of the Company.

(d)                                 The term of such Option shall permit any Option designated to be an ISO to be exercised within three months following the Participant’s termination of employment with the Company or any Subsidiary (within 12 months following the Participant’s death or Disability (within the meaning of Code Section 22(e)(3)) in those circumstances in which the UK Section would provide for early exercise.

(e)                                  The Option by its terms shall not be transferable otherwise than by will or the laws of descent and distribution and is exercisable, during his lifetime, only by the Participant.

(f)                                    The Plan may be further modified to ensure that any Option that is intended to be an ISO under the Plan will comply with the requirements of Section 422 of the Code or any successor thereto.

(g)                                 To the extent that any Option that is intended to quality as an ISO does not quality, then the portion thereof which does not so qualify shall constitute a separate non-qualified stock option.

12.                                 Subject to the provisions of paragraph 11 above in the case of ISOs, the Committee shall determine at the Date of Grant, the term during which an Option or Stock Appreciation Right may be exercised and whether any such Option or Stock Appreciation Right shall be exercisable in one or more instalments. Such an Option or Stock Appreciation Right may also be subject to any other provision imposed by the Committee that is consistent with the purpose and intent of the Plan.

13.                                 Each Option and Stock Appreciation Right granted under the Plan is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the Shares covered by such Option or Stock Appreciation Right upon any securities exchange or under any State or Federal law is necessary or desirable as a condition of or in connection with the granting of such Option or Stock Appreciation Right or the purchase or delivery of Shares thereunder, the right to exercise any Option or Stock Appreciation Right or the delivery of any or all Shares pursuant to the exercise of the Option or payment upon exercise of a Stock Appreciation Right may be withheld unless and until such listing, registration or qualification shall have been effected. Unless and until a registration statement is in effect under the United States Securities Act of 1933 (“Securities Act”) with respect to the Shares to be issued or transferred to a Participant upon exercise of an Option, such Participant shall be required, as a condition of such exercise, to represent and agree that:

(a)                                  he understands that such Shares are deemed to be restricted securities within the meaning of Rule 144 under the Securities Act, which may not be resold in the United States or to a United States person except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act;

(b)                                 he is acquiring such Shares for investment and not with a view to distribution; and

(c)                                  he will not resell such Shares at any time, except to non-United States persons in transactions effected in accordance with Rule 904 of Regulation S under the Securities Act (or any successor section thereto) and only after the expiration of any holding period the Committee may require.

The Company may endorse on certificates representing Shares issued or transferred upon the exercise of an Option such legend referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

14.                                 The Company may, in the Committee’s discretion, designate one or more London brokerage houses to sell Shares on behalf of Participants on the London Stock Exchange; provided that any such broker shall have agreed in writing with the Company that Shares will be sold by such broker only in accordance with Rule 904 of Regulation S under the Securities Act (or any successor section thereto) and only after the expiration of any holding period the Committee may require.

15.                                 Notwithstanding any other provision of the Plan or the UK Section, no Option may be granted or exercised if the grant thereof or the issuance or transfer of Shares thereunder would violate any applicable United States Federal or State securities laws or regulations or any exchange control restrictions.

16.                                 In the event a transaction described in Rules 13 or 14 is a merger, reorganisation or other corporate transaction to which Section 424 of the Code would apply, any required adjustments to ISOs, including adjustments to the Acquisition Price and the number of Shares subject to ISOs, shall satisfy the requirements of Section 424 of the Code and regulations thereunder.

17.                                 (a)           Stock Appreciation Rights may be granted in conjunction with all or part of any Option (a “Reference Stock Option”) granted under this Plan (“Tandem Stock Appreciation Rights”). In the case of a non-qualified stock option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an ISO, such rights may be granted only at the time of the grant of such Reference Stock Option. Only Eligible Employees eligible for an ISO grant shall be eligible for a grant of Tandem Stock Appreciation Rights granted in conjunction with all or part of an ISO.

(b)                                 Tandem Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee, including the following:

(1)                                  Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference

Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of Shares covered by the Reference Stock Option shall not be reduced until and then only to the extent the exercise or termination of the Reference Stock Option causes the number of Shares covered by the Tandem Stock Appreciation Right to exceed the number of Shares remaining available and unexercised under the Reference Stock Option.

(2)                                  Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable.

(3)                                  Method of Exercise. A Tandem Stock Appreciation Right may be exercised by a Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised.

(4)                                  Payment. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash equal in value to the excess of the fair market value of on Share over the Acquisition Price per share specified in the Reference Stock Option, multiplied by the number of Shares in respect of which the Tandem Stock Appreciation Right shall have been exercised.

(5)                                  Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation on the number of Shares to be issued under this Plan.

(c)                                  Non-Tandem Stock Appreciation Rights may also be granted without reference to any Option granted under this Plan.

(d)                                 Non-Tandem Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee, including the following:

(1)                                  Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than (10) years after the date the right is granted.

(2)                                  Exercisability. Non-Tandem Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in instalments or within certain time periods), the Committee may waive such limitation on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the instalment exercise provisions or acceleration of the time at which rights may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(3)                                  Method of Exercise. Subject to whatever instalment exercise and waiting period provisions apply under subsection (2) above, Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time and from time to time during the option term, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(4)                                  Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash equal in value to the excess of the fair market value of one Share on the date the right is exercised over the fair market value of one Share on the date the right was awarded to the Participant.

CELLTECH CHIROSCIENCE EXECUTIVE
SHARE OPTION SCHEME 1999

1993 UNAPPROVED OPTION SECTION

1.                                       The Committee may grant Roll-over Options to Eligible Employees pursuant to this Section in consideration of the release of option(s) (“Original Options”) granted under the Celltech Group 1993 Unapproved Share Option Scheme.

2.                                       Any Roll-over Options will be treated as being on the same terms and conditions as the Original Options as varied in accordance with paragraph 3 below. Without prejudice to the above, the Roll-over Options shall for the purposes of the Scheme be treated as having been granted at the same time as when the original Options were granted, as being exercisable in the same manner as the Original Options, with the same exercise price, over the same number of Shares and with the same performance conditions as the Old Options (subject to paragraph 3 below).

3.                                       Rules 3(1), (2), (4), (6), (7) and (8), 4(2) and (3) and 15 will apply to Roll-over Options.